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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



             Date of Report:       MAY 28, 1999
                              ------------------------
                        (Date of earliest event reported)

                        FIRST NATIONAL OF NEBRASKA, INC.
                        --------------------------------
            (Exact Name of Registrant as Specified in its Charter.)


           03502                      NEBRASKA                   47-0523079
---------------------------- -----------------------------  -------------------
 (Commission File Number)           State or other            (IRS Employer
                             jurisdiction of Incorporation  Identification No.)


                           ONE FIRST NATIONAL CENTER
                             OMAHA, NEBRASKA 68102
                    ----------------------------------------
                    (Address of Principal Executive Offices)
                                   (Zip Code)


                                    (402) 341-0500
              ----------------------------------------------------
              (Registrant's Telephone Number, including area code)
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Item 1.  Change in Control of Registrant

     On May 28, 1999, Elizabeth D. Lauritzen, Bruce R. Lauritzen and Ann Lauritzen Pape were appointed by a court order to act as co-conservators of all the assets of John R. Lauritzen which included approximately 51% of the issued and outstanding shares of Common Stock of First National of Nebraska, Inc. (the "Registrant"). Elizabeth D. Lauritzen is the spouse of John R. Lauritzen and Bruce R. Lauritzen and Ann L. Pape are the adult children of John R. and Elizabeth D. Lauritzen.

     Prior to the appointment of the conservators, John Lauritzen had exercised effective control, including voting and dispositive power, over 170,736 shares of Common Stock of the Registrant (approximately 51%) which included 4,922 shares held in his own name, 83,596 shares which are owned by the Lauritzen Corporation of which John Laurtizen is a controlling shareholder, 52,286 shares held in his wife Elizabeth Lauritzen's name and 29,932 shares over which his wife had voting and dispositive power. As a result of the conservatorship, Elizabeth Lauritzen, Bruce Lauritzen and Ann Pape now share voting and dispositive power over the 4,922 shares held in John Lauritzen's name and the 83,596 shares held in the name of the Lauritzen Corporation. Elizabeth Lauritzen exercises sole voting and dispositive power over the 52,286 shares held in her own name, shares dispositive power with First National Bank of Omaha, an affiliate of the Registrant, over the 29,932 shares as trustee of certain trusts which own the shares for the benefit of her children, Bruce Lauritzen and Ann Pape and has sole voting power over such 29,932 shares held in trusts.

     The appointment of the conservators occurred by a court order. Accordingly, no consideration was paid by the conservators.

     There are no arrangements or understandings among Elizabeth Lauritzen, Bruce Lauritzen and Ann Pape with respect to the election of directors or other similar matters.


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                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                           FIRST NATIONAL OF NEBRASKA, INC.


                           By: /s/ Bruce R. Lauritzen
                               ----------------------
                               Bruce R. Lauritzen
                               President, Chairman and
                               Director


Date:  June 7, 1999


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